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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CADMUS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Cadmus Communications Corporation (“Cadmus” or the “Company”). The meeting will be held on November 9, 2005, at 11:00 a.m., eastern time, at the Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia.

The primary business of the meeting will be the election of directors and ratification of the selection of independent auditors, as more fully explained in the enclosed proxy statement.

During the meeting, we also will report to you on the condition and performance of Cadmus and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to question management on matters of interest to all shareholders.

We hope to see you on November 9. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest in and support of Cadmus.

Cordially,

Thomas C. Norris
Chairman of the Board

October 4, 2005

CADMUS COMMUNICATIONS CORPORATION

1801 Bayberry Court, Suite 200, Richmond, Virginia 23226

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 9, 2005

The 2005 Annual Meeting of Shareholders of Cadmus Communications Corporation will be held on November 9, 2005, at 11:00 a.m., eastern time, at the Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia, for the following purposes:

1. To elect four Class I directors to serve until the 2008 Annual Meeting of Shareholders;

2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 1, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Bruce V. Thomas
President and Chief Executive Officer

October 4, 2005

Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

CADMUS COMMUNICATIONS CORPORATION

1801 Bayberry Court, Suite 200, Richmond, Virginia 23226

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 9, 2005

General

The enclosed proxy is solicited by the Board of Directors of Cadmus Communications Corporation for the 2005 Annual Meeting of Shareholders of Cadmus to be held November 9, 2005, at the time and place set forth in the accompanying Notice of 2005 Annual Meeting of Shareholders and for the following purposes: (i) to elect four Class I directors to serve until the 2008 Annual Meeting of Shareholders (see “Item 1. Election of Directors,” page 6; (ii) to ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year (see “Item 2. Ratification of the Selection of Independent Auditors,” page 31); and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If a shareholder is a participant in the Cadmus Dividend Reinvestment Plan, the shareholder is being sent a proxy card representing the number of full shares in the participant’s dividend reinvestment plan account as well as shares registered in the participant’s name as of the record date for the Annual Meeting. If a shareholder is a participant in the Cadmus Thrift Savings Plan with shares of Cadmus common stock allocated to his or her account, the shareholder is being sent a separate proxy card representing the number of full shares allocated to his or her thrift savings plan account as of the record date for the Annual Meeting. A participant in the Cadmus Non-Qualified Savings Plan does not have voting rights with respect to his or her deemed investments, including those in Cadmus common stock, and will not be sent a proxy card reflecting Cadmus shares of common stock held through the Cadmus Non-Qualified Savings Plan.

Cadmus will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited in person, or by telephone, by directors, officers and employees of Cadmus. Cadmus may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of Cadmus common stock (“Common Stock”).

The approximate mailing date of this proxy statement and the accompanying proxy is October 4, 2005.

Revocation and Voting of Proxies

Submitting a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke a proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to and will be voted at any properly adjourned session of the Annual Meeting. Each proxy will be voted as directed by the shareholder. If a shareholder returns a proxy but does not specify how to vote, the proxy will be voted for the director nominees and for ratification of the selection of the independent auditors.

Voting Rights

Only those shareholders of record at the close of business on September 1, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of Common Stock outstanding and entitled to vote as of the record date was 9,228,670. A majority of those shares, represented in person or by proxy, will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, including any matter with respect to which the shareholder abstains from voting, it is deemed present for purposes of establishing a quorum for all matters considered at the meeting.

Each share outstanding on the record date will be entitled to one vote on each matter to be considered. With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the four nominees receiving the most votes will be elected. As a result, votes withheld will have no effect.

Ratification of the selection of Ernst & Young LLP as independent auditors requires the favorable vote of a majority of the votes cast on the proposal. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker or plan administrator has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum, they will not count as votes cast on a proposal, and therefore have no effect.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 31, 2005, the number and percentage of shares of Common Stock beneficially held by persons known by Cadmus to be the owners of more than 5% of the Company’s Common Stock, each of the Cadmus directors, nominees for director and executive officers named in the “Summary Compensation Table,” and all directors, nominees and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership			Percent of Class
	Shares(1)		Exercisable Options(2)
Nathu R. Puri Nottingham, United Kingdom	1,771,369	(3)	5,000	19.27%

J. & W. Seligman & Co. Inc. New York, New York	1,574,553	(4)	—	17.09%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
	Shares(1)		Exercisable Options(2)
Rutabaga Capital Management Boston, Massachusetts	951,162	(5)	—		10.32%

Wachovia Corporation Charlotte, North Carolina	730,800	(6)	—		7.93%

Martina L. Bradford Washington, D.C.	2,100		4,000		*

Thomas E. Costello Longboat Key, Florida	2,000		2,000		*

Robert E. Evanson Holmdel, New Jersey	1,000		1,000		*

G. Waddy Garrett Richmond, Virginia	12,100	(7)	7,000		*

Keith Hamill Kent, England	3,120		1,000		*

Stephen E. Hare Richmond, Virginia	32,473	(8)	47,500		*

Edward B. Hutton, Jr. Vero Beach, Florida	32,700		2,000		*

Wayne B. Luck Richmond, Virginia	13,046	(9)	27,000		*

Gerard P. Lux, Jr. Charlotte, North Carolina	18,301	(10)	72,467		*

Thomas C. Norris York, Pennsylvania	7,000		4,000		*

James E. Rogers Richmond, Virginia	4,292		3,000		*

Paul K. Suijk Richmond, Virginia	7,028	(11)	15,000		*

Bruce V. Thomas Richmond, Virginia	33,005	(12)	106,000		1.49%

All Directors, Nominees and Executive Officers as a Group (17 persons)(13)	1,955,414		355,917	(14)	24.15%

*	Indicates that percent of the Company’s Common Stock does not exceed one percent.

(1)	Except as otherwise indicated and except to the extent that in certain cases shares may be held in joint tenancy with a spouse, each nominee, director, or executive officer has sole voting and investment power with respect to the shares shown.

(2)	Includes options that will become exercisable within 60 days of July 31, 2005. Does not include performance-based restricted stock that has not yet finally vested and over which the individual has no voting or investment power and which he or she does not have the right to acquire within 60 days of July 31, 2005.

(3)	Includes 128,045 shares held by Melham US Inc. (Melham), of which Mr. Puri is the controlling shareholder, and 1,643,324 shares held by Purico (IOM) Limited (Purico), of which Mr. Puri is the controlling shareholder. According to information provided by Mr. Puri, he has no voting or investment power with respect to any of the shares held by Melham or Purico. In the case of both Melham and Purico, all voting and investment power with respect to these shares is controlled by the company’s board of directors.

(4)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2005. According to Amendment No. 11 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005 by J. & W. Seligman & Co. Incorporated (J. & W. Seligman), as of December 31, 2004, J. & W. Seligman was the beneficial owner of 1,523,859 shares of Company Common Stock and had shared voting power with respect to 1,234,520 of the reported shares and shared investment power with respect to all 1,523,859 shares.

(5)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2005. According to Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on June 8, 2005 by Rutabaga Capital Management (Rutabaga), as of May 31, 2005, Rutabaga was the beneficial owner of 938,447 shares of Company Common Stock and had sole voting power with respect to 407,071 of the reported shares, shared voting power with respect to 531,376 of the reported shares and sole investment power with respect to all 938,447 shares.

(6)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2005. According to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Wachovia Corporation (Wachovia), as of December 31, 2004, Wachovia was the beneficial owner of 730,016 shares of Company Common Stock and had sole voting power with respect to 202,866 of the reported shares, shared voting power with respect to 527,150 of the reported shares and sole investment power with respect to all 730,016 shares. As the holding company of Evergreen Investment Management Company, J.L. Kaplan Associates, LLC and Wachovia Bank, N.A., Wachovia Corporation reports the number of shares of Company Common Stock beneficially owned by these subsidiaries. Evergreen Investment Management Company and J.L. Kaplan Associates, LLC are investment advisors for mutual funds and/or other clients; the Company Common Stock reported by these subsidiaries is beneficially owned by such mutual funds or other clients. Wachovia Bank, N.A. holds the Company Common Stock in a fiduciary capacity for its respective customers.

(7)	Includes 600 shares held by Mr. Garrett’s wife, as to which shares Mr. Garrett disclaims beneficial ownership.

(8)	Includes 1,584 shares held for Mr. Hare’s account in the Cadmus account under the Cadmus Thrift Savings Plan and 2,500 shares of restricted stock over which Mr. Hare does not have investment power until such shares vest.

(9)	Includes 1,666 shares of restricted stock over which Mr. Luck does not have investment power until such shares vest.

(10)	Includes 2,396 shares held for Mr. Lux’s account in the Cadmus account under the Cadmus Thrift Savings Plan, 10,905 shares held for Mr. Lux’s account in the Cadmus account under the Cadmus Non-Qualified Savings Plan and 1,666 shares of restricted stock over which Mr. Lux does not have investment power until such shares vest.

(11)	Includes 2,565 shares held for Mr. Suijk’s account in the Cadmus account under the Cadmus Thrift Savings Plan and 1,666 shares of restricted stock over which Mr. Suijk does not have investment power until such shares vest.

(12)	Includes 6,952 shares held for Mr. Thomas’ account in the Cadmus account under the Cadmus Thrift Savings Plan, 5,162 shares held for Mr. Thomas’ account in the Cadmus account under the Cadmus Non-Qualified Savings Plan and 3,332 shares of restricted stock over which Mr. Thomas does not have investment power until such shares vest.

(13)	In addition to the executive officers named in the Summary Compensation Table, the beneficial ownership shown for executive officers of Cadmus reflects shares beneficially owned by Lisa S. Licata, Senior Vice President of Human Resources and Corporate Secretary, Christopher T. Schools, Vice President and Treasurer, and Bruce G. Willis, Vice President, Shared Services and Business Systems.

(14)	Includes 15,000 options exercisable by Ms. Licata, 8,840 options exercisable by Mr. Schools and 35,110 options exercisable by Mr. Willis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cadmus’ directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, or transactions in, Cadmus’ equity securities. Based on a review of these reports and written representations furnished to Cadmus, Cadmus believes that, during fiscal year 2005, its directors and officers complied with all Section 16(a) filing requirements, except that due to administrative oversight: Mr. Lux made a late filing on Form 4 in December 2004 to report a November 2004 option exercise; Messrs. Thomas and Willis each made a late filing on Form 4 in August 2004 to report a July 2004 surrender of shares to satisfy a tax withholding liability and a July 2004 cancellation of certain options; Ms. Licata and Mr. Lux each made a late filing on Form 4 in August 2004 to report a July 2004 surrender of shares to satisfy a tax withholding liability; and Ms. Licata, Messrs. Hare and Luck each made a late filing on Form 4 in June 2005 to report a May 2005 surrender of shares to satisfy a tax withholding liability.

Item 1. Election of Directors

The Board of Directors is divided into three classes (I, II and III), with one class being elected each year for a term of three years. Thomas E. Costello, Keith Hamill, Edward B. Hutton, Jr. and Nathu R. Puri currently serve as Class I directors, with terms expiring at the 2005 Annual Meeting. The Board of Directors has nominated Messrs. Costello, Hamill, Hutton and Puri to serve as Class I directors for terms of three years expiring at the 2008 Annual Meeting of Shareholders.

Your proxy will be voted to elect the nominees unless you instruct us otherwise. If, for any reason, any of the persons nominated should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate. In the alternative, the Board may reduce the size of any class to reflect the number of remaining nominees, if any, for whom the proxies will be voted.

Certain information concerning the four nominees for election at the Annual Meeting is set forth below, as well as certain information about the Class II and Class III directors, who will continue in office after the Annual Meeting until the 2006 and 2007 Annual Meetings of Shareholders, respectively.

NOMINEES FOR ELECTION AS

CLASS I DIRECTORS

(To Serve Until 2008 Annual Meeting)

Name (Age)	Director Since	Principal Occupation During Past Five Years and Directorships in Other Public Companies

Thomas E. Costello (66)	2002	Retired Chief Executive Officer, xpedx, a division of International Paper Company, specializing in the distribution of commercial printing paper, graphics and packaging solutions.

Keith Hamill (52)	2002

Chairman, Bertram Books Ltd. Chairman of several United Kingdom listed companies, including Luminar plc (leisure), Collins Stewart Tullett plc (financial services), Moss Bros Group PLC (retailer) and Alterian plc (software provider). Chairman of United Kingdom private equity-backed company Travelodge (hotels). Director of United Kingdom listed companies Electrocomponents plc (electronic equipment and supplies) and TDG PLC (logistics). Formerly, Chief Financial Officer of international retailer and publisher WH Smith PLC, Chairman of WH Smith USA and Chief Financial Officer of Forte PLC, international hotel and leisure group, and partner of PricewaterhouseCoopers. Fellow, Institute of Chartered Accountants for England. Former member, Urgent Issues Task Force of the United Kingdom Accounting Standards Board. Deputy Chancellor, University of Nottingham.

Name (Age)	Director Since	Principal Occupation During Past Five Years and Directorships in Other Public Companies

Edward B. Hutton, Jr. (60)	2002	President, GT Media, LLC, Vero Beach, Florida. Formerly, Chief Executive Officer, Lippincott Williams & Wilkins, a publishing company.

Nathu R. Puri (65)	1999	Former Chairman and controlling shareholder, Melton Medes Group and Melham Holdings Limited. Controlling shareholder, Condor Structure Limited and Purico (IOM) Limited.

The Board of Directors recommends that you vote FOR

the foregoing nominees to the Board of Directors in Item 1.

CLASS II DIRECTORS

(Serving Until 2006 Annual Meeting)

Name (Age)	Director Since	Principal Occupation During Past Five Years and Directorships in Other Public Companies

G. Waddy Garrett (64)	1997

President, GWG Financial, LLC. Retired Chairman and Chief Executive Officer of Alliance Agronomics, Inc., a Mechanicsville, Virginia based fertilizer and distribution company. Director, Bank of Virginia and Reeds Jewelers, Inc.

Thomas C. Norris (67)	2000

Non-Executive Chairman of Cadmus. Retired Chairman of the Board of P. H. Glatfelter Company (now Glatfelter Co.), headquartered in York, Pennsylvania, a multi-national manufacturer of engineered and specialized printing papers. Formerly, Chairman, President and CEO of P. H. Glatfelter Company (now Glatfelter Co.). Director, York Water Company.

Bruce V. Thomas (49)	2000	President and Chief Executive Officer of Cadmus since July 2000. Formerly, Senior Vice President and Chief Operating Officer of Cadmus.

CLASS III DIRECTORS

(Serving Until 2007 Annual Meeting)

Name (Age)	Director Since	Principal Occupation During Past Five Years and Directorships in Other Public Companies

Martina L. Bradford (53)	2000

Partner, Akin Gump Strauss Hauer & Feld, LLP, Washington, D.C. Former Corporate Vice President, Global Public Affairs of Lucent Technologies, a global provider of communication systems, software and services. Formerly, Corporate Vice President, Federal Government Affairs for AT&T.

Robert E. Evanson (68)	2004

Senior Advisor to Leveraged Transaction Group of Apax Partners, Inc., a private equity company based in New York, New York, from May 2003 through March 2005. Retired President, McGraw-Hill Education from 2000 through 2002; Executive Vice President and Chief Operating Officer, McGraw-Hill Education from 1998 through 1999. Retired, certified public accountant. Director, The Princeton Review, Inc.

James E. Rogers (60)	2000	President of SCI Investors, Inc., a Richmond, Virginia private equity firm. Chairman, Caraustar Industries, Inc. Director, New Market Corp., Owens & Minor, Inc. and Wellman, Inc.

Cadmus Board and Committee Meetings and Attendance

The Board of Directors of Cadmus held six meetings during the fiscal year ended June 30, 2005. Each director attended at least 75% of all meetings of the Board and the committees on which he or she served, except for Mr. Costello who attended 70% of all such meetings. The Board believes that each director of Cadmus should attend each annual meeting of shareholders in its entirety and in person. All directors attended the 2004 Annual Meeting, except for Mr. Costello.

Cadmus’ Board of Directors is composed of a majority of directors who qualify as “independent” as defined by the rules of the NASDAQ Stock Market. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with Cadmus that would impair the director’s independence. When assessing the “materiality” of any relationship a director has with Cadmus, the Board of Directors reviews all relevant facts and circumstances of the relationship to assure itself that no commercial, charitable or family relationship of a director impairs such director’s independence. The Board of Directors has affirmatively determined that each of the following directors qualifies as independent: Ms. Bradford and Messrs. Costello, Evanson, Garrett, Hamill, Hutton, Norris and Rogers.

The Board has five standing committees: the Executive Committee, the Planning and Risk Management Committee, the Human Resources and Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Each committee operates pursuant to a written charter adopted by the Board, which sets forth in more specific detail the duties and responsibilities of the committee. These charters are available at the Company’s website at www.cadmus.com, under “Investors — Governance.”

The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of Cadmus except as otherwise limited by Virginia law. The Executive Committee met two times during the fiscal year ended June 30, 2005. Members of the Committee are Ms. Bradford and Messrs. Costello, Hutton, Norris (Chairman), Rogers and Thomas.

The Nominating and Governance Committee assists the Board of Directors in reviewing the qualifications of director candidates (including candidates suggested by shareholders) and identifying qualified candidates to serve on the Board of Directors, in reviewing and evaluating the Board’s committee structure, responsibilities and membership, in reviewing and developing corporate governance and board governance practices and procedures and in evaluating the Board’s performance. The Board has determined that all three members of the Committee are independent in accordance with the rules of the NASDAQ Stock Market. The Committee met four times during the fiscal year ended June 30, 2005. Members of the Committee are Ms. Bradford (Chairman) and Messrs. Hutton and Hamill.

The Nominating and Governance Committee is responsible for evaluating the size and composition of the Board of Directors and approving the criteria used for board membership. It is also responsible for identifying and recommending to the Board of Directors specific nominees for board membership. As a general matter, candidates for nomination to the Board of Directors are recommended to the Committee by individual members of the Committee, by other Board members or by officers or employees of Cadmus. The evaluation of board nominee candidates normally involves a review of the candidate’s background, experience and expertise, a series of internal discussions and one or more interviews and meetings between selected candidates and members of the Committee and other board members.

In evaluating board nominee candidates, the Committee’s goal is to identify the available candidates with the greatest potential to make a significant contribution to the Board and the Company. While the Committee has not established any specific minimum qualifications that a nominee must possess, it has identified the following characteristics as factors to be considered in evaluating potential new Board members: transactional expertise; new media expertise; operational expertise; diversity; strategic expertise; financial expertise; marketing expertise; corporate governance expertise; and industry expertise, especially in new markets targeted by the Company. The Committee’s emphasis and priorities in evaluating Board candidates and the relative weight which it attaches to each of these characteristics will vary from time to time based on the particular needs of the Board and the Company at the time and based on the expertise of the incumbent members of the Board of Directors.

The Committee will consider candidates for Board membership recommended by shareholders, and those candidates will be reviewed and evaluated by the Committee using the same process and the same criteria then being applied to other candidates. A shareholder desiring to recommend a candidate for Board membership to the Committee must make the recommendation in writing and forward it to the Nominating and Governance Committee, c/o Corporate Secretary, Cadmus Communications Corporation, 1801 Bayberry Court, Suite 200, Richmond, Virginia 23226. To give the Committee sufficient time to review and evaluate the recommendation, it must be delivered not later than 120 days prior to the anniversary date of the mailing of the proxy statement for the prior year’s annual meeting of shareholders. The recommendation must include the name and contact information of the recommending shareholder, the name and contact information of the candidate recommended for board membership, a resume of the Board candidate containing relevant biographical information, a description of the Board candidate’s experience, expertise and other qualifications relevant to service on the Board, a statement that the candidate has agreed to serve on the Board of Directors if nominated and elected, and any other information which the recommending shareholder believes that the Committee should consider.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management has established, and the audit process. The Board has determined that all four members of the Committee satisfy the financial literacy and independence requirements of the Securities and Exchange Commission and the rules of the NASDAQ Stock Market with respect to Audit Committee membership. The Audit Committee met four times during the fiscal year ended June 30, 2005. Members of the Committee are Messrs. Evanson, Garrett, Norris and Rogers (Chairman). The Board has determined that Mr. Evanson is an Audit Committee financial expert as defined by Securities and Exchange Commission regulations.

The primary function of the Human Resources and Compensation Committee is to assist the Board in carrying out the responsibilities of the Board of Directors relating to executive compensation, associate benefits and human resources policies and procedures. The Board has determined that all five members of the Committee are independent in accordance with the rules of the NASDAQ Stock Market. The Committee met six times during the fiscal year ended June 30, 2005. Members of the Committee are Ms. Bradford and Messrs. Costello (Chairman), Evanson, Garrett and Hamill.

The primary function of the Planning and Risk Management Committee is to review, evaluate and make recommendations to the Board of Directors regarding the Company’s strategic and operational planning and budgeting process, operation and financial performance, proposed acquisitions, divestitures and other material transactions, capital and debt structure and insurance and risk management programs. The Planning and Risk Management Committee met six times during the fiscal year ended June 30, 2005. Members of the Committee are Messrs. Costello, Hamill, Hutton (Chairman), Puri and Rogers.

Compensation Committee Interlocks and Insider Participation

Members of the Human Resources and Compensation Committee are Ms. Bradford and Messrs. Costello (Chairman), Evanson, Garrett and Hamill. No member of this committee is or has ever been an employee of Cadmus. Furthermore, none of Cadmus’ executive officers has served on the board of directors of any company of which a Human Resources and Compensation Committee member is an employee.

Directors’ Compensation

Cash Compensation.    Each director of Cadmus who is not also an executive officer of Cadmus received for the fiscal year ended June 30, 2005: (a) an annual retainer of $10,000; (b) $1,250 for attendance at each Board meeting; (c) $800 for attendance at each committee meeting; (d) $800 for each committee or Board meeting conference call in which he or she participates; and (e) $400 for each quarterly earnings conference call in which he or she participates. The Chairman of the Board of Directors receives an additional $50,000 annually. Thomas C. Norris presently serves as Chairman of the Board of Directors. The Chairman of each committee other than the Executive Committee also receives an additional $2,000 annually. Beginning July 1, 2005, the annual retainer for each director who is not an executive officer of Cadmus increased to $15,000.

Each director also is reimbursed for usual and ordinary expenses of meeting attendance. A director who also is an employee of Cadmus or its subsidiaries receives no additional compensation for serving as a director.

Cadmus has in effect a plan under which directors may elect to defer their annual retainers and attendance fees generally until after the termination of their service on the Board.

Non-Employee Director Stock Compensation Plan.    The 2004 Non-Employee Director Stock Compensation Plan, which was approved by shareholders at the 2004 Annual Meeting, provides for annual grants of options for 1,000 shares of Cadmus stock on each November 15 from November 15, 2004 through November 15, 2008 to each person serving as a member of the Board on each such November 15.

Certain Relationships and Other Transactions with Management

On April 1, 1999, Cadmus purchased all of the outstanding shares of Melham Holdings, Inc., whose principal operating subsidiary was Mack Printing Company. As a result of the purchase, Nathu R. Puri, a Class I director, directly and indirectly received as partial consideration approximately $5.8 million in subordinated promissory notes of Cadmus. The notes were redeemed in full on May 3, 2004.

In addition, pursuant to a lease agreement entered into in August 1998, Cadmus’ Port City Press subsidiary (which operates within the Cadmus Professional Communications group) leases its manufacturing and distribution facility in Baltimore, Maryland from an indirect subsidiary of a company whose majority shareholder is Mr. Puri. The initial term of the lease agreement is 20 years, with options available to the tenant to extend the lease for four additional terms of five years each. For the first five years of the lease, the annual rent was $977,407, with the rent increasing approximately 14.5% every fifth year, so that the annual rent for fiscal years 2005 and 2006 is $1,119,129, increasing to $1,467,207 for years sixteen through twenty. The annual rent for the first extension term is $1,613,928. The annual rent for subsequent extension terms is to be based on fair market rent not less than $1,467,207.

From time to time, Cadmus and its subsidiaries may purchase products from or utilize services of other corporations of which a Cadmus director is a director, officer or employee. Such transactions occur in the ordinary course of business and are not deemed material.

Communications with the Board of Directors

Cadmus provides an informal process for its shareholders to send communications to its Board of Directors, to any committee of the Board, or to one or more individual directors. Such communications should be in writing and sent by mail to Cadmus Communications Corporation, Attention: Corporate Secretary, 1801 Bayberry Court, Suite 200, Richmond, VA 23226. The Corporate Secretary will transmit all such communications to the person or persons to whom they are directed.

Executive Compensation

The following table shows, for the fiscal years ended June 30, 2005, 2004 and 2003, the total salary and compensation awarded to or earned by the Company’s Chief Executive Officer and the other most highly compensated executive officers as of June 30, 2005.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name (Age) and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensa- tion ($)(4)		Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	All Other Compen- sation ($)(7)
Bruce V. Thomas (49) President and Chief Executive Officer	FY05 FY04 FY03	$459,346 446,538 450,000	$94,500 225,000 245,000		— — —	$1,653,753(5) — 95,700(6)	— — 10,000	$4,018 3,907 4,452

Stephen E. Hare (52) Executive Vice President and President, Publisher Services Group	FY05 FY04 FY03	$396,923 382,085 375,000	$60,000(3) 100,000 170,000		$65,531 49,324 30,878	$1,200,001(5) — 186,126(6)	— — 7,500	$4,320 4,815 5,040

Wayne B. Luck (49) Senior Vice President and Chief Information Officer	FY05 FY04 FY03	$211,571 209,011 204,154	$27,589 60,000 73,000		— — —	$428,607(5) — 47,850(6)	— — 5,000	$2,912 3,665 4,172

Gerard P. Lux, Jr. (47) President, Cadmus Specialty Packaging	FY05 FY04 FY03	$301,154 282,698 255,481	$270,000 275,000 —		— — —	$899,997(5) — 47,850(6)	— — 5,000	$2,382 3,418 4,324

Paul K. Suijk (48) Senior Vice President and Chief Financial Officer(8)	FY05 FY04 FY03	$253,394 239,279 100,385	$33,638 82,500 40,000	$	— 136,676 22,142	$648,880(5) — 47,850(6)	— — 15,000	$2,573 4,930 97

(1)	Reflects salary before pretax contributions under the Cadmus Thrift Savings Plan and non-qualified plans.

(2)	Reflects short-term incentive awards accrued for each of the three fiscal years ended June 30, 2005 under the Cadmus Incentive Plan described in the Report of the Human Resources and Compensation Committee on Executive Compensation beginning on page 22.

(3)	Although earned in fiscal 2005, Mr. Hare’s fiscal 2005 bonus has not yet been paid. If certain performance goals for the Publisher Services Group for the first quarter of fiscal 2006 are not satisfied, Mr. Hare will not receive any of this fiscal 2005 bonus.

(4)	Mr. Hare’s “Other Annual Compensation” included: in fiscal 2005, $57,131 in tax reimbursement payments in connection with taxes he incurred upon the vesting of a portion of his restricted Cadmus stock and an $8,400 automobile allowance; in fiscal 2004, $40,924 in tax reimbursement payments in connection with taxes he incurred upon the vesting of a portion of his restricted Cadmus stock and an $8,400 automobile allowance; and in fiscal 2003, $22,478 in tax reimbursement payments in connection with taxes he incurred upon the vesting of a portion of his restricted Cadmus stock and an $8,400 automobile allowance. Mr. Suijk’s “Other Annual Compensation” included: in fiscal 2004, a relocation allowance of $128,276 and an automobile allowance of $8,400; and in fiscal 2003, a relocation allowance of $18,750 and an automobile allowance of $3,392. For the fiscal years ended June 30, 2005, 2004 and 2003, none of the other named executive officers received perquisites or other personal benefits in excess of $50,000 or 10% of their total cash compensation.

(5)	Reflects the market value on the date of grant of performance-based restricted stock awards made on November 10, 2004 under the 2005-2007 executive long term incentive subplan (LTIP) established pursuant to the 2004 Key Employee Stock Compensation Plan. LTIP restricted stock generally tentatively vests annually based on satisfaction of earnings per share and share price targets, subject to divestment and forfeiture upon non-covered termination of employment prior to the Human Resources and Compensation Committee’s final determination of vesting and awards in the first four months of fiscal year 2008. LTIP restricted stock also may vest in whole or in part upon satisfaction of certain performance criteria in case of death, disability, retirement, termination by Cadmus without cause, termination by an employee for good reason under an employment agreement, or change in control. Dividends on unvested LTIP restricted stock are accumulated and will be paid only if and when the underlying shares are distributed free of restrictions. At June 30, 2005, Messrs. Thomas, Hare, Luck, Lux and Suijk held 118,975, 86,331, 30,835, 64,748 and 46,682 shares, respectively, of LTIP restricted stock, having an aggregate value of $2,141,550, $1,553,958, $555,030, $1,165,464 and $840,276, respectively, based on a closing price of $18.00 per share. None of the LTIP restricted stock vested for fiscal year 2005.

(6)	Reflects the market value on the date of grant of time-based restricted stock awards made during fiscal year 2003 under the 1990 Long Term Incentive Stock Plan. At June 30, 2005, Messrs. Thomas, Hare, Luck, Lux and Suijk held 3,333, 5,833, 1,667, 1,667, and 1,667 shares, respectively, of time-based restricted stock, having an aggregate value of $59,976, $104,994, $29,988, $29,988 and $29,988, respectively, based on a closing market price of $18.00 per share. One-third of the shares vests on each of the first, second and third anniversaries of the grant date. Cadmus pays dividends on these restricted shares.

(7)	Fiscal year 2005 includes: (i) the match by Cadmus or its subsidiaries under the Cadmus Thrift Savings Plan in the amounts of $3,150 for Mr. Thomas, $2,804 for Mr. Hare, $2,618 for Mr. Luck, $2,220 for Mr. Lux and $2,205 for Mr. Suijk, and (ii) life insurance premiums paid by Cadmus in the amounts of $868 for Mr. Thomas, $1,516 for Mr. Hare, $294 for Mr. Luck, $162 for Mr. Lux and $368 for Mr. Suijk.

(8)	Mr. Suijk joined the Company on January 20, 2003.

Stock Options

No stock options were granted to the named executive officers during the fiscal year ended June 30, 2005.

The following table reflects certain information regarding the exercise of stock options during the fiscal year ended June 30, 2005, as well as information with respect to unexercised options held at such date by each of the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised “In the Money” Options at Fiscal Year End ($) Exercisable/Unexercisable(1)
Bruce V. Thomas	15,000	$77,719	106,000/—	$718,863/—
Stephen E. Hare	—	—	47,500/—	$384,200/—
Wayne B. Luck	11,000	$49,240	27,000/—	$212,150/—
Gerard P. Lux, Jr.	12,000	$64,678	72,467/—	$387,003/—
Paul K. Suijk	—	—	15,000/—	$126,300/—

(1)	Value of unexercised options is based on difference between the exercise price and the closing market price of Cadmus stock on June 30, 2005.

Employment Agreement

Cadmus has an amended and restated employment agreement with Bruce V. Thomas which provides for a three-year term initially expiring June 30, 2006, and which also provides for successive, automatic one-year extensions which began on July 1, 2004, and which continue on each July 1 thereafter, unless the Company gives notice that the term of the contract will not be further extended. Mr. Thomas’ employment agreement is currently scheduled to expire on June 30, 2008. Under the agreement, Mr. Thomas serves as the President and Chief Executive Officer of the Company during the term of the contract at an annual base salary of not less than $450,000 per year. The agreement also provides that Mr. Thomas will be eligible for incentive compensation awards based on performance, stock option awards and benefits under all other employee benefit and incentive plans provided by the Company to its senior management.

Mr. Thomas may be terminated as an officer and employee of the Company at any time, with or without “cause.” Termination without cause is subject to 30 days’ written notice by the Company. Termination for cause may be effected without prior notice. Mr. Thomas also may resign at any time upon 30 days’ written notice to the Company.

Generally speaking, “cause” is defined to mean (1) fraud, dishonesty or moral turpitude, (2) material dereliction in the performance of duties, (3) willful misconduct or gross negligence, (4) fraudulent or dishonest behavior, or (5) other egregious conduct in violation of the Cadmus Code of Conduct.

In the event of termination by the Company without cause, or a termination by Mr. Thomas for “employee cause,” (1) Mr. Thomas will receive an annual severance benefit (prorated for any partial year) for the succeeding 30 months equal to the sum of his base salary for the two most recently ended fiscal years of the Company and his average annual target bonus under the Company’s Incentive Plan, described below in the Report of the Human Resources and Compensation Committee on Executive Compensation beginning on page 22, for the two most recently ended fiscal years of the Company, as well as certain supplemental pension payments and “SERP equivalent” payments, (2) all stock options granted to Mr. Thomas will be fully vested and exercisable for an 18-month period (but not beyond the maximum term specified in the applicable option agreement), and Mr. Thomas will have the right to require the Company to purchase his outstanding options during that 18-month period and (3) Mr. Thomas (and his eligible family members) will be entitled to participate during the 30-month severance period in the Company’s welfare benefit plans subject to certain exceptions. Generally speaking, “employee cause” means (1) a material uncured breach of the agreement by the Company, (2) a material change in Mr. Thomas’ duties, status, title, responsibilities or authority, (3) failure of the Company to allow participation by Mr. Thomas in Company benefit plans, (4) receipt by Mr. Thomas of notice that the Company will not agree to any further automatic one-year extensions of the agreement, (5) relocation of the Company’s headquarters more than 25 miles from Richmond, or (6) termination of the Company’s business.

In the event of termination by the Company with cause, or in the event Mr. Thomas resigns his position, Mr. Thomas will not be entitled to any compensation, bonus or benefits under the agreement other than his earned and unpaid base salary and any other payments or benefits payable as a matter of law.

Under the agreement, Mr. Thomas agrees that during the 30-month period following termination he will not compete against Cadmus, solicit employees from Cadmus, or interfere with Cadmus’ vendor relationships. The agreement also provides that in the event of a “change in control,” Mr. Thomas’ entitlements will be governed by the employee retention agreement he has with the Company as described below under “Change in Control Agreements.”

Change in Control Agreements

Cadmus has entered into agreements with Messrs. Thomas, Hare, Luck, Lux and Suijk and two other managers that provide for severance payments and certain other benefits if their employment terminates after a “change in control” (as defined therein) of Cadmus. Payments and benefits will be paid under these agreements only if, within three years for Mr. Thomas and two years for other officers following a change in control (or such shorter period from the date of any change in control to normal retirement) the employee (i) is terminated involuntarily without “cause” (as defined therein) and not as a result of death, disability or normal retirement, or (ii) terminates his employment voluntarily for “good reason” (as defined therein). “Change in control” is defined generally to include (i) an acquisition of 20% or more of Cadmus’ voting stock, (ii) certain changes in the composition of the Cadmus Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which Cadmus’ historic shareholders hold less than 60% of the resulting or purchasing company, or (iv) shareholder approval of the liquidation or dissolution of Cadmus.

In the event of such termination following a change in control, the employee will be entitled to receive a lump sum severance payment, certain other payments and a continuation of employee welfare benefits. Severance payments under these agreements are determined by a formula that takes into account base salary, annual bonus and years of employment and are subject to certain minimums and maximums. Under this formula, Mr. Thomas will be entitled to the maximum severance payment, which will be an amount equal to 2.99 times the sum of his base salary and annual bonus for the year in which termination occurs, or for the fiscal year ended June 30, 2000, whichever is higher. The total amount payable to Mr. Thomas may exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Thomas, and if excise tax is due, Mr. Thomas will receive an additional payment in an amount sufficient to pay the excise tax and the additional taxes due with respect to such additional payment.

The 2005-2007 executive long term incentive subplan (LTIP) established pursuant to the 2004 Key Employee Stock Compensation Plan contains a change in control feature. The LTIP’s change in control provisions override the earnings per share and share price performance-based earning and vesting provisions of the LTIP for any awardee, including Messrs. Thomas, Hare, Luck, Lux and Suijk, who is employed on the date of a covered change in control (as defined in the LTIP). In the event a covered change in control occurs prior to the date the Human Resources and Compensation Committee finally determines earned awards during the first four months of fiscal year 2008, 20% of each outstanding award to any covered awardee will automatically vest at the date of the change in control. In addition, none, part or all of the remaining 80% of each outstanding award may vest depending on the market value of Company stock on the date of the change in control. Payment and release of restrictions on LTIP restricted stock to any covered awardee will be accelerated to not later than 90 days after the covered change in control occurs.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2005 with respect to certain compensation plans under which equity securities of Cadmus are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	1,077,770(2)	$11.72(3)	290,392(4)

Equity compensation plans not approved by shareholders	—	n/a	25,000(5)

Total	1,077,770	$11.72	315,392

(1)	These plans consist of: (a) the 1990 Long Term Incentive Stock Plan, (b) the 1992 Non-Employee Director Stock Compensation Plan, (c) the 1997 Non-Employee Director Stock Compensation Plan, (d) the 2004 Key Employee Stock Compensation Plan and (e) 2004 Non-Employee Director Stock Compensation Plan.

(2)	Includes 450,608 shares of performance-based restricted stock awarded pursuant to the 2005-2007 executive long term incentive subplan (LTIP) established pursuant to the 2004 Key Employee Stock Compensation Plan. LTIP restricted stock generally tentatively vests annually based on satisfaction of earnings per share and share price targets, subject to divestment and forfeiture upon non-covered termination of employment prior to the Human Resources and Compensation Committee’s final determination of vesting and awards in the first four months of fiscal year 2008. LTIP restricted stock also may vest in whole or in part upon satisfaction of certain performance criteria in case of death, disability, retirement, termination by Cadmus without cause, termination by an employee for good reason under an employment agreement, or change in control.

(3)	Weighted-average exercise price does not take into account the performance-based LTIP restricted stock awards discussed in note (2) above.

(4)	The 1992 Non-Employee Director Stock Compensation Plan expired August 15, 1997, the 1997 Non-Employee Director Stock Compensation Plan expired November 15, 2002, and the 1990 Long Term Incentive Stock Plan expired June 30, 2003.

(5)	All 25,000 shares are available to be issued under the Non-Qualified Savings Plan.

Non-Qualified Savings Plan.    Cadmus’ Deferred Compensation Plan and Non-Qualified Thrift Plan were merged into a new Non-Qualified Savings Plan in 2002. Under the current plan, eligible employees can defer portions of their base salary and incentive pay under the executive compensation program to purchase shares of various mutual funds or

Cadmus common stock. Eligible employees generally are vice president-level employees, or above, and designated senior sales leaders. All deferrals are 100% vested immediately. Cadmus makes no matching or other contributions to the plan. Distribution of deferrals is normally made after a participant’s cessation of employment in a lump sum or in periodic installments. The plan is administered by Cadmus with oversight responsibility by the Human Resources and Compensation Committee. Cadmus has authorized up to 25,000 shares of Cadmus common stock for issuance under the Non-Qualified Savings Plan, subject to an increase to 100,000 shares with shareholder approval. As of June 30, 2005, no shares authorized under this plan had been issued.

Retirement Benefits

Pension Plan.    Prior to July 31, 2003, substantially all non-union employees of Cadmus and its participating subsidiaries (other than former Mack Printing Company employees not employed in the Easton, Pennsylvania facility) who were 21 years of age or older and who were credited with at least one year of service with Cadmus or a participating subsidiary were covered by the Cadmus Pension Plan (the “Pension Plan”). As of July 31, 2003, all participation and benefit accrual was frozen for current employees. The Pension Plan is a non-contributory defined benefit pension plan under which retirement benefits are generally based on periods of active participation. A non-union participant earned a retirement benefit expressed as an annuity for life equal to 1.6% of his or her base compensation through July 31, 2003 (exclusive of non-guaranteed commissions, bonuses, overtime pay and similar payments; but with a transition rule including commissions and the straight time portion of overtime for non-highly compensated employees participating in the Mack Pension Plan on December 31, 2000) for each year of service. Different benefit formulas applied prior to July 1, 1985, and a special transition rule applied through December 31, 1991.

Because retirement benefits for non-union participants under the Pension Plan are based on career average compensation, a table showing annual retirement benefits based upon final average compensation and years of service is inappropriate and has been omitted. Based on the benefit formula in effect on and after July 1, 1985, and the freezing of benefit accrual as of July 31, 2003, the estimated annual benefits at age 65 (which are not subject to any deduction for Social Security or other offset amount) payable for the named executive officers are $27,796 for Mr. Thomas, $3,200 for Mr. Hare, $5,102 for Mr. Luck, $33,283 for Mr. Lux and $0 for Mr. Suijk. Mr. Suijk did not meet the one year eligibility requirements to join the plan prior to the plan freeze on July 31, 2003.

Cadmus Supplemental Executive Retirement Plan.    Cadmus maintains the Cadmus Supplemental Executive Retirement Plan (the “SERP”) to provide supplemental retirement benefits for certain key employees of Cadmus and its participating subsidiaries who are credited with at least five years of service and who are selected by the Board of Directors of Cadmus for participation in the SERP. The Board may waive all or any part of the five year service requirement. The SERP is a non-qualified unfunded plan which covers nine active key employees of Cadmus and its participating subsidiaries. The retirement or death benefit payable under the SERP is a 15-year term certain annuity equal to 30% of the participant’s final average (highest three years out of last ten) base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay or similar payments) generally commencing at the participant’s normal retirement age (which is age 65 for employees last hired prior to age 60 or otherwise is the fifth anniversary of commencement of participation). Benefits are not subject to any reduction for Social Security or other offset amount.

The following table shows the estimated annual retirement benefits payable to SERP participants in the following average final compensation and years of service classifications assuming retirement at age 65. Average compensation under the SERP includes only the amounts set forth under “Salary” in the Summary Compensation Table on page 15.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

Highest 3-Year Average Compensation	Years of Service
	5	10	15	20 and over
125,000	$9,375	18,750	28,125	$37,500
150,000	11,250	22,500	33,750	45,000
175,000	13,125	26,250	39,375	52,500
200,000	15,000	30,000	45,000	60,000
250,000	18,750	37,500	56,250	75,000
300,000	22,500	45,000	67,500	90,000
350,000	26,250	52,500	78,750	105,000
400,000	30,000	60,000	90,000	120,000
450,000	33,750	67,500	101,250	135,000
500,000	37,500	75,000	112,500	150,000
550,000	41,250	82,500	123,750	165,000
600,000	45,000	90,000	135,000	180,000

Credited years of service under the SERP as of the fiscal year ended June 30, 2005 are: Mr. Thomas -13; Mr. Hare -8; Mr. Luck -4; Mr. Lux -22 and Mr. Suijk -2.

Report of the Human Resources and Compensation Committee on Executive Compensation

The Human Resources and Compensation Committee has responsibility for all aspects of the compensation program for Cadmus’ executive officers. The Committee is made up of only non-employee directors who do not participate in any of the executive compensation plans they administer. Working in collaboration with Cadmus senior management and outside consultants, the Committee administers this executive compensation program to fulfill the objectives outlined below.

Principal Objectives.    The principal objectives of the executive compensation program are: (i) to attract and retain a highly-qualified management team; (ii) to motivate this team to achieve corporate objectives; (iii) to ensure that executive compensation is integral to, and supportive of, the Cadmus strategy and other Cadmus management benefits, systems and processes; and (iv) to link pay with performance in a number of respects, most notably linking executive compensation and long-term shareholder value so that increases in executive compensation are directly related to the creation and maintenance of value for the Company’s shareholders.

The primary components of the Company’s executive compensation program are:

•	competitive base salaries,

•	short-term incentive payments,

•	long-term incentive awards, and

•	the Supplemental Executive Retirement Plan.

In addition to the Company’s basic benefits package provided to substantially all employees, the Company also provides certain enhanced benefits and rights for select executives through a Non-Qualified Savings Plan. The Non-Qualified Savings Plan is employee funded only and generally allows eligible employees to defer salary and bonuses on a pre-tax basis in addition to any contributions they make under the Company’s Thrift Savings Plan. The Company also provides employee retention (change in control) agreements to select executives. The Committee is responsible for substantially all aspects of these enhanced benefits and rights provided to Cadmus’ executive officers.

U.S. Income Tax Limits on Deductibility.    The Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code that was enacted in 1993. Under this provision, beginning in 1994 a publicly-held corporation is not permitted to deduct compensation in excess of one million dollars per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless determined that, in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to preserve the Company’s tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company’s compensation program.

Competitive Base Salaries.    In keeping with the long-term and highly technical nature of Cadmus’ business, the Committee takes a long-term approach to executive compensation. This career-oriented philosophy requires a competitive base salary. Salaries for Cadmus executive officers are established and administered by means of salary grades and salary ranges. All Cadmus executive officers are assigned a base salary grade that is reviewed annually to ensure that base salaries are generally competitive with the market based on the periodic input of independent compensation consultants retained by the Committee and comparisons to general industry companies located in the United States with annual sales of approximately $500 million. These general industry companies are not necessarily the same companies included in the Peer Group used to create the Performance Graph presented later in this proxy statement. The peer companies against which compensation is compared is a broader group than the Performance Graph peer group. Cadmus believes that general industry is the appropriate comparison category in determining competitive compensation because Cadmus’ executive officers can be recruited from, and by, businesses outside Cadmus’ industry peer group.

Short-Term Incentive Payments.    The Company utilizes an Incentive Plan under which its executive officers and certain other employees may earn annual incentive payments based on their business unit’s performance as well as the overall financial performance of Cadmus. A grid based primarily upon operating profits and earnings improvements for each Cadmus business unit generates a variable “pool” from which the short-term incentives are paid. As operating profits increase, the pool grows. The pool earned by a business unit may be increased or decreased, but not eliminated, by the corporate earnings per share for the year.

At the beginning of each fiscal year, senior management presents for consideration and approval by the Committee the recommended short-term incentive curves for Cadmus and each Cadmus business unit. At the conclusion of the fiscal year, senior management recommends to the Committee specific short-term awards to be made under the Incentive Plan. Those recommendations are based, among other factors, on individual performance, as well as the performance and profitability of the applicable business unit and the financial performance of Cadmus as a whole. The Committee then considers and approves, to the extent it believes appropriate, the incentive pools generated by the incentive curves and the specific incentive award recommendations of senior management. For executive officers, at budgeted performance levels the Incentive Plan generally should have the potential to generate awards in the range of 25-75% of base salary. Under the Incentive Plan, the Committee reserves the right to adjust the incentive pool and/or individual awards for Cadmus to meet minimally acceptable earnings per share requirements, for individual or division performance that falls below the plan threshold or above the plan maximum, and for any individual performance determined to require either a positive or negative adjustment.

Long-Term Incentive Awards.    Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. The long-term incentive component of executive compensation for Cadmus’ executive officers has most recently been provided under the 2004 Key Employee Stock Compensation Plan, which was approved by shareholders on November 10, 2004. Previously, the long term incentive awards had been provided under the 1990 Long Term Incentive Stock Plan, which expired in June 2003.

The 1990 Plan was an omnibus plan that provided for awards of incentive and non-qualified stock options, SARs, restricted stock grants, performance units or shares, as well as “other stock-unit” awards. Options issued prior to fiscal year 1998 became exercisable over 5 years with accelerated performance vesting criteria. Other options issued in fiscal year 1999, primarily to executives and managers who were not executive officers of the Company, vested immediately. Options issued in fiscal years 2000, 2001, 2002 and 2003 under the 1990 Long Term Incentive Stock Plan generally become exercisable over a period of 3 years (normally, one-third of each award becomes vested and exercisable at the end of each of the second, third and fourth calendar years following the calendar year in which the award is made) with earlier vesting if the Company’s performance exceeds specific standards established by the Committee. Under the performance criteria, vesting for a year’s grants normally is accelerated if Cadmus’ cumulative total return reported in its annual proxy statement as of the end of any fiscal year beginning after the award date exceeds its peer group’s cumulative total return for the same period. Variations in the specifics of the vesting and performance dates occur in some grants depending on the circumstances and the time of year at which the grant was made. In fiscal 2004, Cadmus’ cumulative total return exceeded its peer group’s cumulative total return for the five years ended June 30, 2004. As a result, all options under this plan vested as of July 1, 2004. Options generally have a ten-year term subject to early termination under certain circumstances and typically have an option exercise price equal to the market value of the Common Stock at the date of grant. Thus, the Common Stock must appreciate before an executive officer receives any benefit from an option grant.

The 2004 Key Employee Stock Compensation Plan, approved by shareholders at the 2004 Annual Meeting, is an omnibus plan that provides for awards of incentive and non-qualified stock options, SARs, restricted stock grants, performance units or shares, as well as “other stock-unit” awards and is substantially the same as the Company’s expired 1990 Long Term Incentive Stock Plan described above. Although there is no requirement in the 2004 Key Employee Stock Compensation Plan that awards qualify as performance-based compensation under Section 162(m) of the Code, the plan gives the Committee the authority to grant awards that qualify as performance-based compensation under Section 162(m) of the Code, and to date the Committee has only granted performance-based awards under the plan.

After obtaining input from the Committee’s independent compensation consultant about changing trends in long term compensation, financial accounting considerations and appropriate drivers to enhance shareholder value through performance-based awards, the Committee determined to move from its historical long term award usage of service-based non-qualified stock options with performance-accelerated vesting to performance-based awards. The Committee, with the concurrence of the Board and the Planning and Risk Management Committee, set multi-tiered performance criteria with substantial financial reward to key employees in order to incent action and strategies by management that it believes should enhance shareholder value. The selection of key employees to receive awards and the amount of the award to each selected key employee was based on a combination of peer group compensation information, recommendations provided by the Committee’s independent compensation consultant, management recommendations and the Committee’s assessment of the key employee’s ability to affect the Company’s performance.

The Committee has adopted two award programs under the 2004 Key Employee Stock Compensation Plan — the Cadmus FY 2005-2007 Executive Long-Term Incentive Plan (providing performance-based restricted stock awards) and Cadmus FY 2005-2007 Management Long-Term Incentive Plan (providing performance unit awards payable in cash) under the 2004 Key Employee Stock Compensation Plan. These award programs are administered by the Committee and are intended to provide an additional means to attract and retain talented management and to link a significant element of management’s compensation opportunity to measures of the Company’s performance extending over more than one year, thereby providing an incentive for successful long-term strategic management of the Company, to improve shareholder value, and otherwise to further the purposes of the plan. Initial awards of performance-based restricted stock (LTIP restricted stock) and performance units were granted to key employees under the plan and these performance-based award programs on November 10, 2004. All of these initial awards were intended to qualify as performance-based compensation under Section 162(m) of the Code and, subject to divestment and forfeiture upon non-covered termination of employment, and barring any earlier retirement, death, disability, involuntary termination not for cause, termination by an employee for good reason under an employment agreement, or change in control, will be distributed only if the Company has reached specified annual performance targets through the fiscal year ending June 30, 2007.

The LTIP generally provides for tentative annual vesting determinations based on Company earnings per share and share price performance at the end of each of fiscal year 2005 (last three quarters only), 2006 and 2007, with catch-up vesting in the event of certain subsequent performance and subject to divestment and forfeiture upon non-covered termination of employment prior to the Committee’s final determination of vesting and awards in the first four months of fiscal year 2008. The Committee has the right to set additional criteria that must be met in order to earn an LTIP restricted stock award and to adjust any key employee’s earned LTIP award; however, no upward adjustment may be made if the performance target has not been achieved, and adjustments must comply with applicable requirements of regulations under Section 162(m) of the Code. LTIP restricted stock also may vest in whole or in part upon satisfaction of certain performance criteria in case of death, disability, retirement, termination by Cadmus without cause, termination by an employee for good reason under an employment agreement, or change in control. Dividends that would have been paid on the shares of LTIP restricted stock after the award grant date are accumulated until the release date in fiscal 2008 and will be paid only if and when the underlying shares are distributed free of restrictions. None of the LTIP restricted stock awards vested for the fiscal year 2005.

Supplemental Executive Retirement Plan. Supplemental executive retirement benefits are provided under the Cadmus Supplemental Executive Retirement Plan. Under this plan, executives earn an additional retirement benefit equal to 30% of the executive’s final average base compensation generally commencing at the participant’s normal retirement age payable as a 15-year term certain annuity. The Committee may waive all or part of the five-year service requirement. See “Retirement Benefits — Cadmus Supplemental Executive Retirement Plan” beginning on page 21.

Chief Executive Officer Compensation.    Compensation for the Company’s Chief Executive Officer is established in accordance with the principles and objectives outlined above. For Mr. Thomas’ fiscal year 2005 salary, the Committee considered internal and external information and data, including surveys of chief executive officer base salary and total potential compensation covering, in one case, most of the companies constituting the Peer Group used to create the Performance Graph and, in other cases, the general industry companies mentioned above, and the strategic and financial performance of the Company during fiscal year 2004. The Committee focused specifically on (i) the Company’s performance against earnings per share, net operating profits, operating margin, revenue growth and debt reduction goals set for fiscal 2004, (ii) Mr. Thomas’ performance during fiscal 2004 in the development and implementation of those corporate goals, and (iii) Mr. Thomas’ performance against his personal development goals for fiscal 2004. The Committee believed Mr. Thomas’ performance in these areas warranted a 5% increase in base salary for fiscal 2005.

In determining Mr. Thomas’ short-term incentive award for 2005, the Committee reviewed the performance and profitability of the Company and individual performance of Mr. Thomas against the stated goals of the Incentive Plan (primarily earnings per share and net operating profit goals) that covers all executives. Although the Committee has the ability to adjust up or down the individual awards under the incentive plan, consistent with the majority of awards made under the incentive plan for fiscal 2005, the Committee did not determine a cause to exercise its discretion in making Mr. Thomas’ fiscal 2005 short-term incentive award, but instead granted him the award generated by the incentive curve for the business.

As noted above, in fiscal 2005 the Committee determined to move from its historical long-term award usage of service-based non-qualified stock options with performance-accelerated vesting to performance-based awards. As part of this shift, on November 10, 2004 Mr. Thomas was granted 118,975 shares of performance-based restricted stock under the Cadmus FY 2005-2007 Executive Long-Term Incentive Plan (LTIP) which was implemented as an award program under the 2004 Key Employee Stock Compensation Plan, and is intended to cover long-term incentive awards for fiscal years 2005, 2006 and 2007. This performance-based restricted stock generally tentatively vests annually based on achievement of Company earnings per share and share price performance goals for each of fiscal year 2005 (last three quarters only), 2006 and 2007, with catch-up vesting in the event of certain subsequent performance and is subject to divestment and forfeiture upon non-covered termination of employment prior to the Committee’s final determination of vesting and awards in the first four months of fiscal year 2008. None of the LTIP restricted stock awards vested for the fiscal year 2005.

Ownership Guidelines.    The Committee has established specific guidelines for executive Common Stock ownership to be achieved over a seven-year period starting in October 2000 or the date the individual became a Cadmus executive, if after October 2000. Under the guidelines, executives are expected to own Common Stock equating to 100% to 200% of their base salary depending on the level of their position (e.g., Mr. Thomas’

targeted ownership level at the end of the seven years is 200%). If an executive is promoted and thereby moves into a higher target ownership level under the guidelines, a new seven-year period begins with respect to the executive’s new ownership guideline. The consequence of an executive’s failure to meet the targeted ownership level is determined by the Committee, and that executive’s after-tax payments of future salary increases and incentive awards may be made in the form of Cadmus stock (rather than cash) until the targeted level is achieved. The purpose of the equity ownership guidelines is to ensure that executives have and maintain a meaningful actual, rather than potential, equity ownership position that reflects the position they hold within Cadmus. The status of this program is reported quarterly to the Board and formally reviewed each August by the Board to determine compliance as well as overall progress towards long-range achievement of the seven-year goal. The Committee believes that while stock options help to align executive compensation with shareholder interests by creating a potential to share in any increase in share value, actual equity ownership positions will also align management interests with shareholder interests. Similar stock ownership guidelines apply to all Board members.

The Non-Qualified Savings Plan and the Thrift Savings Plan permit executives to invest in Common Stock with pre-tax salary and bonus reduction contributions.

Summary.    The Committee is responsible for seeing that Cadmus’ compensation program serves the best interests of its shareholders. In the opinion of the Committee, Cadmus continues to have an appropriate and competitive compensation program, which has served the Company and its shareholders well. The combination of base salary, short-term bonuses and emphasis on long-term incentives provides a balanced and stable foundation for effective leadership.

Submitted by the Human Resources and Compensation Committee:

Thomas E. Costello, Chairman

Martina L. Bradford

Robert E. Evanson

G. Waddy Garrett

Keith Hamill

Report of the Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management has established and the Company’s audit processes. The Committee also selects the Company’s independent auditors. The directors who serve on the Committee satisfy the financial literacy and independence requirements of the Securities and Exchange Commission and the rules of the NASDAQ Stock Market relating to audit committees. In addition, the Board of Directors has determined that Mr. Evanson is an Audit Committee financial expert as defined by Securities and Exchange Commission regulations.

The Committee operates under a written charter adopted by the Board of Directors, most recently amended on April 27, 2004. The Committee reviews the adequacy of the charter at least annually. A copy of the Committee’s charter is available on the Company’s website at www.cadmus.com, under “Investors — Governance.”

In carrying out its responsibilities, the Committee looks to management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, financial reporting process and internal controls. The Company’s independent auditors, Ernst & Young LLP, a registered public accounting firm independent of the Company (Ernst & Young), are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report as to the statements’ conformity with generally accepted accounting principles. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee met four times during fiscal year 2005 and held several discussions with management and with Ernst & Young. The Committee reviewed and discussed with management and Ernst & Young the audited consolidated financial statements for the year ended June 30, 2005. The Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

Ernst & Young also provided to the Committee the letter and written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with Ernst & Young its independence from the Company and management, including any non-audit services performed by Enrst & Young. The Committee determined that the provision of these non-audit services by Ernst & Young is compatible with maintaining its independence.

The Committee discussed with Ernst & Young the overall scope and plans for its audit. The Committee met with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above and the Committee’s review of the representations of management and the report of Ernst & Young to the Committee, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

James E. Rogers, Chairman

Robert E. Evanson

G. Waddy Garrett

Thomas C. Norris

Item 2. Ratification of the Selection of Independent Auditors

Ernst & Young LLP served as the Company’s independent auditors with respect to the audit of Cadmus’ consolidated financial statements for the fiscal year ended June 30, 2005. The Audit Committee has selected Ernst & Young as the independent registered public accounting firm to serve as independent auditors for Cadmus and its subsidiaries for the fiscal year ending June 30, 2006. Should shareholders vote “against” ratification of their selection, the Audit Committee will consider a change in auditors for the next year.

If not otherwise specified, proxies will be voted in favor of ratification of the selection. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR Item 2

to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2006.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent auditors. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Committee has pre-approved certain categories of audit, audit-related, tax and other services to be performed by Ernst & Young subject to specified quarterly or annual dollar limits for each category of services. The Committee may periodically revise the list of pre-approved services based on subsequent determinations. All other services to be performed by Ernst & Young not previously pre-approved must be specifically pre-approved by the Audit Committee. In this regard, the Audit Committee has delegated interim pre-approval authority to Mr. Rogers, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent auditors to the Company and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements for the years ended June 30, 2005 and June 30, 2004, and fees billed for other services rendered by Ernst & Young to the Company and its subsidiaries during those periods. All services reflected in the following table were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2005	2004
Audit Fees	$545,090	$431,090

Audit-Related Fees	17,118	42,995

Tax Fees	914	20,800

All Other Fees	—	—

	$563,122	$494,885

Audit Fees include the audit of the Company’s annual consolidated financial statements and reviews of the unaudited financial statements included in the Company’s quarterly reports. Audit Fees also include amounts related to the dissolution of the Mack Printing Company in 2005, the adoption of a new accounting policy for spare parts in 2005 and comfort letters issued in 2004. Also included are amounts related to consultations as to the accounting or disclosure treatment of actual or proposed transactions or events and the Company’s assessment of the impact of new or proposed accounting pronouncements, or interpretations and proposed changes to existing pronouncements by standard setting bodies in 2005 and 2004.

Audit-Related Fees primarily include advisory services in connection with the Sarbanes-Oxley Act of 2002.

Tax Fees include tax planning and advice.

Performance Graph

The following graph compares the cumulative total return for the Company’s Common Stock to the cumulative total return for the Russell 2000 Index and an index of peer companies (the “Peer Group”) selected by the Company for the Company’s last five fiscal years. The graph is intended to permit shareholders to more easily relate executive compensation to company performance based on the market price of a company’s stock.

The Graph assumes $100 invested on June 30, 2000 in the Company, the Russell 2000 Index and the Peer Group and shows the total return on such an investment, assuming reinvestment of dividends, as of June 30, 2005. The Peer Group includes: Banta Corporation, Bowne & Co., Inc., Caraustar Industries, Inc., Consolidated Graphics, Courier Corporation, Cenveo, Inc. (formerly Mail-Well, Inc.), Quebecor World and R.R. Donnelley & Sons.

There can be no assurance that the Company’s Common Stock performance in the future will continue with the same or similar trends depicted in the following graph.

Shareholder Proposals for the 2006 Annual Meeting

Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for the 2006 Annual Meeting of Shareholders unless the proposal is received by the Secretary of Cadmus at the Company’s principal place of business on or before June 6, 2006. Shareholders should refer to the rules of the Securities and Exchange Commission, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

In addition, the Company’s Bylaws prescribe certain procedures that must be followed, including advance notice requirements, in order for a proposal to be properly presented at an annual meeting. Notice that a shareholder intends to bring any matter before the 2006 Annual Meeting of Shareholders must be received by the Company on or before August 5, 2006. If a shareholder does not provide the proper notice by August 5, 2006, the Chairman of the meeting may exclude the matter, and the matter will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may use their discretionary authority to vote on the matter in the manner they believe is appropriate, as the rules of the Securities and Exchange Commission allow. Any shareholder desiring a copy of the Cadmus Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters

As of the date of this proxy statement, management of Cadmus has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors

President and Chief Executive Officer

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2005 can be obtained without charge by: calling 1-877-4-CADMUS or writing to Cadmus Communications Corporation, Investor Relations, 1801 Bayberry Court, Suite 200, Richmond, Virginia 23226.

FORM OF REVOCABLE PROXY

CADMUS COMMUNICATIONS CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for the 2005 Annual Meeting of Shareholders

The undersigned hereby appoints Stephen E. Hare and Lisa S. Licata, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cadmus Communications Corporation to be held on November 9, 2005, or any adjournment thereof.

Please vote by filling in the appropriate boxes below.

Item 1.	Election of four Class I Directors to serve until the 2008 Annual Meeting of Shareholders.

☐ FOR all nominees listed (except as written on the line below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Thomas E. Costello, Keith Hamill, Edward B. Hutton, Jr. and Nathu R. Puri

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee’s name on the space provided below.)

Item 2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the current fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no direction is made, the proxies will vote the shares FOR Item I (Election of Directors) and FOR Item 2 (Ratification of the Selection of Independent Auditors). If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise.

Signature

Signature

Dated: , 2005
(Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)